Exhibit 99.14

CLIFFORD CHANCE LLP

EXECUTION VERSION

DATED                         2008

SHINING PROSPECT PTE. LTD.

(Company Registration Number 200801638R)

AS THE CHARGOR

IN FAVOUR OF

CHINA DEVELOPMENT BANK

AS THE SECURITY AGENT

SECURITY OVER SHARES AGREEMENT

THIS AGREEMENT is made by way of deed on	2008

BETWEEN

(1)                            SHINING PROSPECT PTE. LTD. a company limited by shares and incorporated in Singapore with company registration number 200801638R (the “Chargor”);

(2)                            CHINA DEVELOPMENT BANK as Security Agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreement (the “Security Agent” which expression shall include any person for the time being appointed as security agent or as an additional security agent for the purpose of and in accordance with the Intercreditor Agreement).

RECITALS:

(A)                        Further to the First Ranking Facility Agreement and the Second Ranking Facility Agreement (each as defined below), the Original Lenders have agreed to make available to the Chargor a facility of US$7,000,000,000 and to Oriental Prospect Pte. Ltd. (a company limited by shares and incorporated in Singapore with company registration number 200801581H) (“Oriental Prospect”) a facility of US$7,000,000,000 respectively (together the “Facilities”).

(B)                          It is a condition to the Facilities being made available that the Chargor enters into this Agreement.

(C)                          The Security Agent is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.

IT IS AGREED as follows:

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Acceleration Event” means the giving of notice pursuant to clauses 20.15(b) or (c) (Acceleration) (and in respect of clause 20.15(c), provided that demand has subsequently been made) of the First Ranking Facility Agreement or pursuant to clauses 20.15(b) or (c) (Acceleration) (and in respect of clause 20.15(c), provided that demand has subsequently been made) of the Second Ranking Facility Agreement.

“Account” means sub-account number 05 60 62 67, in the name of the Chargor held with the Custodian and in respect of which the Security Agent has sole signing authority or such other account with appropriate account number or sub-account number with the Custodian as shall be established by the Chargor from time to time pursuant to the instructions of the Security Agent in accordance with the terms of the Facility Agreements.

“Assigned Rights” means all rights relating to the Account which the Chargor may have now or in the future against the Custodian or any third party including, without limitation, any right to delivery of any part of the Charged Portfolio which arises in connection with any part of the Charged Portfolio being held by the Custodian in CREST or any interest acquired while any part of the Charged Portfolio is held by the Custodian in CREST.

“Charged Account” means the Debt Reserve Account held with the Security Agent (or any of its affiliates) opened in the name of the Chargor and over which (and over any related debt claim) the Security Agent has or will have a charge.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by this Agreement or by law.

“Company” means Rio Tinto Plc, a company incorporated in England and Wales with company number 00719885.

“CREST” means the computer based system and procedures operated by Euroclear UK and Ireland Limited enabling title to units of stock to be evidenced and transferred without a written instrument and to facilitate supplementary and incidental matters.

“Custodian” means Lehman Brothers International (Europe), a company incorporated in England and Wales with company number 02538254 or such other duly qualified and leading financial institution as shall be appointed by the Chargor from time to time pursuant to the instructions of the Security Agent in accordance with the terms of the Facility Agreements.

“Custody Agreement” means the Master Custody Deed dated 31 January 2008 between the Chargor and Lehman Brothers International (Europe) and pursuant to which Lehman Brothers International (Europe) was appointed to provide certain custody services and security arrangements in respect of the shares of the Target to be acquired by the Borrower, or such other custody agreement as the Security Agent shall instruct the Chargor to enter into with a duly qualified and leading financial and leading financial institution, whose facility office is located in England from time to time with any duly appointed Custodian in accordance with the terms of the Facility Agreements.

“Facility Agreements” means the First Ranking Facility Agreement and the Second Ranking Facility Agreement.

“Finance Documents” shall have the meaning given to such term in the Intercreditor Agreement.

“First Ranking Facility Agreement” means the Senior Secured Facility Agreement dated on or about the date hereof between, amongst others, the Chargor, the Security Agent and the Original Lenders therein (as amended, varied, novated or supplemented from time to time).

“Intercreditor Agreement” means an intercreditor agreement dated on or about the date hereof between the Chargor, the Security Agent and others.

“Receiver” means a receiver, receiver or manager or an administrative receiver as the Security Agent may specify at any time in the relevant appointment made under this Agreement, which term will include any appointee made under a joint and/or several appointment by the Security Agent.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor at any time.

“Second Ranking Facility Agreement” means the Facility Agreement dated on or about the date hereof between, amongst others, Oriental Prospect, the Security Agent and the Original Lenders therein (as amended, varied, novated or supplemented from time to time).

“Secured Obligations” shall have the meaning given to such term in the Intercreditor Agreement

“Secured Parties” shall have the meaning given to such term in the Intercreditor Agreement.

“Security” means the security created under or pursuant to or evidenced by this Agreement.

“Shares” means all of the shares in the share capital of the Company from time to time standing to the credit of the Account which amount in the aggregate to no more than 14.99 per cent. of the total voting share capital of the Company.

1.2                           Terms defined in other Finance Documents

Unless defined in this Agreement or the context otherwise requires, a term defined in any of the Facility Agreements, the Intercreditor Agreement or in any other Finance Document has the same meaning in this Agreement or any notice given under or in connection with this Agreement, as if all references in such defined terms to any of the Facility Agreements, the Intercreditor Agreement or in any other Finance Document were a reference to this Agreement or such notice.

1.3                           Construction

Clause 1.2 (Construction) of the Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement, as if all references in such Clauses to the Intercreditor Agreement were a reference to this Agreement or such notice.

1.4                           Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.                                 COVENANT TO PAY AND CHARGE

2.1                           Covenant to Pay

The Chargor covenants with the Security Agent to discharge each of the Secured Obligations on their due date (subject to any applicable grace periods under the Finance Documents) in accordance with their respective terms.

2.2                           Charge

The Chargor charges the Charged Portfolio with full title guarantee and by way of first fixed equitable charge, in favour of the Security Agent, as continuing security for the payment and discharge of the Secured Obligations.

2.3                           Assignment

The Chargor assigns absolutely and with full title guarantee to the Security Agent the Assigned Rights.

3.                                 RELEASE

Upon:

(a)                                      the Secured Obligations having been irrevocably paid or discharged in full, and the Security Agent and the Secured Parties having no further actual or contingent obligations to make advances or provide other financial accommodation to the Chargor or any other person under the Finance Documents; or

(b)                                     any disposals permitted by the Finance Documents,

the Security Agent shall, at the cost of the Chargor, release and reassign all or any part of the security (as the case may be) granted by this Agreement without recourse to, and without any representations or warranties by, the Security Agent or any of its nominee(s).

4.                                 VOTING RIGHTS AND DIVIDENDS

4.1                           Voting rights and dividends prior to an Acceleration Event

Prior to the occurrence of an Acceleration Event, the Chargor shall:

(a)                                      pay all dividends, interest and other monies arising from the Charged Portfolio into the Charged Account; and

(b)                                     subject to Clause 5.2(d) (Voting Rights), be entitled to instruct the Custodian as to the exercise of all voting rights in relation thereto provided that such voting rights shall not be exercised if to do so would prejudice the value of, or the ability of the Security Agent to realise, the security created by this Agreement.

4.2                           Voting rights and dividends after an Acceleration Event

At any time after the occurrence of an Acceleration Event, the Security Agent may, at its discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a)                                      exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b)                                     apply all dividends, interest and other monies arising from the Charged Portfolio as though they were the proceeds of sale under this Agreement;

(c)                                      transfer the Charged Portfolio into its own name or into that of its nominee(s);

(d)                                     exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:

(i)                        the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),

(ii)                     the release, modification or variation of any rights or liabilities attaching to such shares or securities, and

(iii)                  the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in such manner and on such terms as the Security Agent thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

4.3                           Waiver of voting rights by the Security Agent

(a)                                      The Security Agent may, in its absolute discretion and without any consent or authority from the Chargor, by notice to the Chargor (which notice shall be irrevocable) elect to give up the right to exercise (or refrain from exercising) all voting rights in respect of the Charged Portfolio conferred or to be conferred on the Security Agent pursuant to Clause 4.2 (Voting rights and dividends after an Acceleration Event).

(b)                                     Once a notice has been issued by the Security Agent under paragraph (a) of Clause 4.2 (Voting rights and dividends after an Acceleration Event), on and from the date of such notice the Security Agent shall cease to have the rights to exercise or refrain from exercising voting rights in respect of the Charged Portfolio conferred or to be conferred on it pursuant to Clause 4.2 (Voting rights and dividends after an Acceleration Event) or any other provision of this Agreement and all such rights will be exercisable by the Chargor.

5.                                 CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1                           Representations

The Chargor makes the following representations and warranties to the Security Agent and acknowledges that the Security Agent has become a party to this Agreement in reliance on these representations and warranties:

(a)                                      Ownership of Shares

It is the sole legal and beneficial owner of the Charged Portfolio free and clear of all security interests save as created by this Agreement (and by the Custody Agreement in respect of the Secured Obligations (as defined therein) in favour of the Custodian) and has not sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Portfolio (other than as permitted under the Finance Documents) and all of the Shares are validly issued, fully paid and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by the Security Agent should it come to enforce its security over the Charged Portfolio contained in this Agreement.

(b)                                     Repetition

The representation set out in Clause 5.1(a) (Ownership of Shares) is deemed to be made by the Chargor by reference to the facts and circumstances then existing on the date of this Agreement, the date of each Utilisation Request and the first day of each Interest Period.

5.2                           Undertakings

(a)                                      Dealings within CREST

The Chargor will give such electronic and other instructions and take all such other action as may be necessary to ensure that no dealings within CREST may take place in respect of the Charged Portfolio without the prior written or authenticated consent of the Security Agent (except for any disposals permitted under the Finance Documents).

(b)                                     Disposals and Negative pledge

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any part of the Charged Portfolio and will not create or permit to subsist any security interest on any part of the Charged Portfolio or otherwise deal with any part of the Charged Portfolio, save as may be permitted under the Finance Documents.

(c)                                      Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Security Agent may make that payment on behalf of the Chargor and any sums so paid by the Security Agent shall be reimbursed by the Chargor on demand together with interest on those sums. Such interest shall be calculated from the due date up to the actual date of payment (after, as well as before, judgment) in accordance with clause 8.3 (Default interest) of the First Ranking Facility Agreement.

(d)                                     Voting Rights

Unless otherwise permitted under the Finance Documents, the Chargor shall not exercise its voting rights in relation to the Charged Portfolio in any manner, or otherwise permit or agree to, or concur or participate in any (i) variation of the rights attaching to or conferred by all or any part of the Charged Portfolio, (ii) increase in the issued share capital of any company whose shares are charged pursuant to this Agreement, (iii) exercise, renunciation or assignment of any right to subscribe for any shares or securities or (iv) reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Agreement, which in the opinion of the Security Agent would have a material adverse effect on the value of, or prejudice the ability of the Security Agent to realise, the security created by this Agreement provided that the proceeds of any such action shall form part of the Charged Portfolio.

6.                                 FURTHER ASSURANCE

6.1                           Covenant for Further Assurance

The Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)) for the purpose of exercising the Collateral Rights or perfecting the Security created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio) or for the exercise of the rights, powers and remedies of the Security Agent provided by or pursuant to this Agreement or by law in each case in accordance with the rights vested in it under this Agreement.

6.2                                 Instructions to Custodian

(a)                                  The Security Agent may following the occurrence of an Acceleration Event give the necessary instructions to the Custodian to transfer the Charged Portfolio immediately into its own name or into that of its nominee(s) as it shall direct and the Chargor shall upon demand from the Security Agent do all things that the Security Agent may reasonably require to facilitate the realisation of the Charged Portfolio.

(b)                               The Security Agent shall, in the event of a disposal of any of the Shares permitted under any of the Finance Documents, instruct the Custodian accordingly so as to permit such disposal of the Shares.

6.3                                 Power of Attorney

The Chargor shall promptly (and in any event within 15 Business Days after the Settlement Date) (i) execute a power of attorney in the form set out in Schedule 2 hereto, (ii) execute and deliver to the Custodian a letter substantially in the form set out in Schedule 1 hereto, and (iii) do all things that the Security Agent may reasonably request for the purpose of procuring the execution by the Custodian of copies of such letter and the delivery by the Custodian of a copy of such letter to each of the Chargor and the Security Agent.

6.4                                 No revocation

The Chargor hereby agrees and covenants that it shall not take any action which is inconsistent with, or revokes or purports to revoke, (i) any custody agreement or arrangement (including the Custody Agreement) with the Custodian (except with the prior written consent of the Security Agent and subject to any conditions that may be imposed by the Security Agent, including but not limited to, the appointment of a new custodian on substantially the same terms as the custody agreement or arrangement with the Custodian), (ii) its instructions to the Custodian in the letter executed and delivered pursuant to Clause 6.3 (Power of Attorney) hereof or (iii) the power of attorney executed pursuant to Clause 6.3 (Power of Attorney) hereof.

6.5                                 Prescribed Wording

The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 6.1 (Covenant for Further Assurance):

(a)                                the Chargor has the right to take such action in respect of the Charged Portfolio; and

(b)                               the Chargor will at its own cost do all that it reasonably can to give the Security Agent or its nominee(s) the title and/or rights that it purports to give.

7.                                 POWER OF ATTORNEY

7.1                           Appointment and powers

The Chargor by way of security irrevocably appoints the Security Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)                                carrying out any obligation imposed on the Chargor by this Agreement (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Portfolio);

(b)                               enabling the Security Agent to exercise, or delegate the exercise of, all or any of the Collateral Rights; and

(c)                                enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law.

7.2                                 Exercise of the power of attorney

Until the occurrence of an Acceleration Event, the Security Agent agrees not to exercise the rights of power of attorney granted to it pursuant to Clause 7.1 (Appointment and powers).

7.3                                 Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers except in the case of the gross negligence or wilful misconduct of the attorney or the attorney has acted in breach of the terms of this Agreement.

8.             SECURITY ENFORCEMENT

8.1           Time for Enforcement

On and at any time after the occurrence of an Acceleration Event or if the Chargor requests the Security Agent to exercise any of its powers under this Agreement, the security created by or pursuant to this Agreement is immediately enforceable and the Security Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

(a)                                secure and perfect its title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Security Agent or its nominee(s));

(b)                               enforce all or any part of the Security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it thinks fit); and

(c)                                whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Agreement) on chargees and by this Agreement on any Receiver or otherwise conferred by law on chargees or Receivers.

8.2                                 Power of sale

(a)                                The power of sale or other disposal conferred on the Security Agent and on the Receiver by this Agreement shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Agreement.

(b)                               The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Agreement or to the exercise by the Security Agent of its right to consolidate all or any of the Security created by or pursuant to this Agreement with any other security in existence at any time or to its power of sale.

8.3                                 Chargee’s liability

Neither the Security Agent nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable other than in the case of gross negligence, wilful default or breach of the terms of this Agreement.

8.4                                 Right of Appropriation

To the extent that any of the Charged Portfolio constitutes “financial collateral” and this Agreement and the obligations of the Chargor hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Security Agent shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations.  For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the market price of the Shares determined by the Security Agent by reference to a public index or by such other process as the Security Agent may select, including independent valuation. The parties agree that the method of valuation provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

8.5                                 Statutory powers

The powers conferred by this Agreement on the Security Agent are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the Law of Property Act 1925, the Insolvency Act 1986 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Agreement the terms of this Agreement will prevail.

9.                                       RECEIVERS AND ADMINISTRATORS

9.1                                 Appointment and removal

At any time after having been requested to do so by the Chargor or after this Agreement becomes enforceable in accordance with Clause 8 (Security Enforcement), the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent), without prior notice to the Chargor:

(a)                                appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

(b)                               appoint one or more Receivers of separate parts of the Charged Portfolio respectively;

(c)                                remove (so far as it is lawfully able) any Receiver so appointed; and

(d)                               appoint another person(s) as an additional or replacement Receiver(s).

9.2                                 Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 9.1 (Appointment and removal) will be:

(a)                                entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)                               for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

(c)                                entitled to remuneration for his services at a rate to be fixed by the Security Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

9.3                                 Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Law of Property Act 1925 (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Portfolio.

9.4                                 Powers of Receivers

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a)                                all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)                               all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)                                all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;

(d)                               the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or any of the Finance Documents (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(e)                                the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:

(i)                 any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)              the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to this Agreement or by law (including realisation of all or any part of the Charged Portfolio); or

(iii)           bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.

9.5                                 Consideration

The receipt of the Security Agent or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.6                                 Protection of purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

9.7                                 Discretions

Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Security Agent or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

10.                                 EFFECTIVENESS OF COLLATERAL

10.1                           Collateral Cumulative

The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any other Secured Party may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Security Agent or any other Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Agreement.

10.2                           No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Security Agent, any right, power or remedy of the Security Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Security Agent provided by this Agreement or by law.

10.3                           Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.4                           No liability

None of the Security Agent, its nominee(s) or any receiver appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful default upon its part.

10.5                           Implied Covenants for Title

(a)                                The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 2.2 (Charge).

(b)                               It shall be implied in respect of Clause 2.2 (Charge) that the Chargor is charging the Charged Portfolio free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment) subject to any security interests arising under the Custody Agreement in respect of the Secured Obligations (as defined therein) in favour of the Custodian.

10.6                           Continuing security

(a)                                The Security from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Security Agent.

(b)                               No part of the Security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

10.7                           Immediate recourse

The Chargor waives any right it may have of first requiring the Security Agent or a Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

10.8                           Avoidance of Payments

Notwithstanding Clause 3 (Release) if any amount paid or credited to the Security Agent is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Agreement and the security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

10.9                           Waiver of defences

The obligations of the Chargor under this Agreement and this Security will not be affected by any act, omission, matter or thing which, but for this Clause 10.9 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Security and whether or not known to the Chargor or the Security Agent or any Secured Party including:

(a)                                any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                               the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)                                the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other security;

(d)                               any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, any Obligor or any other person;

(e)                                any amendment (however fundamental) or replacement of any document or security;

(f)                                  any unenforceability, illegality or invalidity of any obligation of any person under any document or security; or

(g)                               any insolvency or similar proceedings.

10.10                     No prejudice

The Security created by or pursuant to this Agreement and the rights, powers and remedies of the Security Agent provided by or pursuant to this Agreement or by law shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person by the Security Agent or any other Secured Party or by any variation of the terms of the trust upon which the Security Agent holds the Security or by any other thing which might otherwise prejudice the Security or any rights, powers and remedies of the Security Agent provided by or pursuant to this Agreement or by law.

11.                                 APPLICATION OF PROCEEDS

All moneys received or recovered by the Security Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied by the Security Agent (notwithstanding any purported appropriation by the Chargor) in accordance with clause 16 (Application of Proceeds) of the Intercreditor Agreement.

12.                                 OTHER SECURITY INTERESTS

12.1                           Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking security in case of exercise by the Security Agent or any Receiver of any power of sale under this Agreement the Security Agent may redeem such prior security or procure the transfer thereof to itself.

12.2                           Accounts

The Security Agent may settle and pass the accounts of the prior security and any accounts so settled and passed will be conclusive and binding on the Chargor.

12.3                           Costs of redemption or transfer

All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Security Agent on demand together with accrued interest thereon as well as before judgment at the rate from time to time applicable to unpaid sums specified in clause 8.3 (Default interest) of the First Ranking Facility Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

12.4                           Subsequent Interests

If the Security Agent at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Charged Portfolio, all payments made by the Chargor to the Security Agent or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Security Agent received notice.

13.                                 SUSPENSE ACCOUNTS AND CURRENCY CONVERSION

13.1                           Suspense Accounts

All monies received, recovered or realised by the Security Agent under this Agreement (including the proceeds of any conversion of currency), save where the amount is sufficient to discharge the Secured Obligations in full, may in the discretion of the Security Agent be credited to any interest bearing suspense or impersonal account maintained with the Security Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Security Agent may think fit pending their application from time to time (as the Security Agent is entitled to do in its discretion) in or towards the discharge of any of the Secured Obligations and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

13.2                           Currency Conversion

For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, as the Security Agent thinks fit and any such conversion shall be effected at the Security Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.                                 CALCULATIONS AND CERTIFICATES

14.1                           Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Security Agent are prima facie evidence of the matters to which they relate.

14.2         Certificates and Determinations

Any certification or determination by the Security Agent of a rate or amount under this Agreement is prima facie evidence of the matters to which it relates.

15.                                 CURRENCY INDEMNITY

If any sum due from the Chargor under this Agreement (a “Sum”), or any order, or judgment given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)                                making or filing a claim or proof against the Chargor;

(b)                               obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Chargor shall as an independent obligation, within five Business Days of demand, indemnify the Security Agent against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.                                 ASSIGNMENT

16.1                           Permitted Successors

This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

16.2                           Security Agent Successors

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Agent and references to the Security Agent shall include any assignee or successor in title of the Security Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Security Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

16.3                           Disclosure

The Security Agent shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as the Security Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

17.                                 NOTICES

17.1                           Communications in Writing

Each communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

17.2                           Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Agreement is:

(a)                                in the case of the Chargor, that identified with its name below;

(b)                               in the case of the Security Agent, that identified with its name below,

or any substitute address, fax number, or department or officer as the party may notify to the Security Agent pursuant to clause 29.2 (Addresses) of the First Ranking Facility Agreement (or the Security Agent may notify to the other parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

17.3                           Delivery

(a)                                Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)                      if by way of fax, when received in legible form; or

(ii)               if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses) of this Agreement or clause 29.2 (Addresses) of the First Ranking Facility Agreement if addressed to that department or officer.

(b)                               Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

17.4                           English language

(a)                                Any notice given under or in connection with this Agreement must be in English.

(b)                               All other documents provided under or in connection with this Agreement must be:

(i)                      in English; or

(ii)                   if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.                                 WAIVERS AND COUNTERPARTS

18.1                           Waivers

No waiver by the Security Agent of any of its rights under this Agreement shall be effective unless given in writing.

18.2                           Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19.                                 LAW

This Agreement is governed by English law.

20.                                 ENFORCEMENT

20.1                           Jurisdiction of English Courts

(a)                                The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                               The parties agree that the courts of England are the most appropriate and convenient courts to settle disputes and accordingly no party will argue to the contrary.

(c)                                This Clause 20 (Enforcement) is for the benefit of the Security Agent only. As a result and notwithstanding Clause 20.1(a), it does not prevent the Security Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

20.2                           Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(a)                                irrevocably appoints Clifford Chance Secretaries Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)                               agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been signed on behalf of the Security Agent and executed as a deed by the Chargor and is delivered by it on the date specified above.

SCHEDULE 1
FORM OF LETTER TO CUSTODIAN

[to be printed on the letterhead of
Shining Prospect Pte. Ltd.]

[Date]

Lehman Brothers International (Europe)
25 Bank Street
London E14 5LE
United Kingdom
Dear Sirs

Sub-Account number 05 60 62 67, in the name of Shining Prospect Pte. Ltd. (the “Account”)

We hereby notify you that, in accordance with a Security over Shares Agreement dated [•] 2008 (the “Security over Shares Agreement”), we have (a) assigned to CHINA DEVELOPMENT BANK as security agent (the “Security Agent”) all rights relating to the Account which we may have now or in the future against you or any third party including, without limitation, any right to delivery of any part of the Shares and Related Assets (each as defined below) which arises in connection with any part of the Shares and Related Assets being held by you in CREST or any interest acquired while any part of the Shares or Related Assets is held by you in CREST, and (b) charged all the shares from time to time standing to the credit of the Account (the “Shares”) and all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) (the “Related Assets”, together with the Shares, the “Charged Portfolio”) in favour of the Security Agent, in each case as security for the discharge of all our obligations owing to the Security Agent under the Finance Documents (as defined in the Security over Shares Agreement).

Accordingly, we hereby instruct you that:

(a)                                  In accordance with the attached power of attorney, the Security Agent is the sole signatory in relation to the Account. You will act solely in accordance with the Security Agent’s instructions in connection with the Account, the Shares and the Related Assets (except in the case of voting rights in relation to the Charged Portfolio). Save for the instructions set out in this letter, you will not accept any instructions from us in connection with the Account, the Shares or the Related Assets. You will however continue to receive instructions from us in the case of voting rights in relation to the Charged Portfolio until such time when the Security Agent shall notify you that an Acceleration Event (as defined in the Security over Shares Agreement) has occurred and that the Security Agent shall exercise any voting rights in respect of the Charged Portfolio.

(b)                                 With effect from the date of the notification referred to in paragraph (a) above to you from the Security Agent, you shall cease to receive instructions from us in the case of voting rights in relation to the Charged Portfolio and shall act solely in accordance with the instructions of the Security Agent.

(c)                                  You will, promptly upon the accrual, offer or issue of any and all Related Assets (in the form of stocks, shares, warrants or other securities) in which we have a beneficial interest, transfer (or procure the transfer of) the Related Assets to the Account.

(d)                                 You will promptly pay all dividends, interest and other monies arising from the Charged Portfolio into an account (being the Charged Account, as defined in the Security over Shares Agreement) notified or to be notified to you by the Security Agent.

(e)                                  You will not take any action which is inconsistent with the interest of the Security Agent in the Account, the Shares or the Related Assets, or inconsistent with our instructions above, without the prior written consent of the Security Agent.

Please execute the enclosed copies of this letter in acknowledgement of the above, and return one copy to us at the address above and one copy to CHINA DEVELOPMENT BANK at [address] (fax number [•]) marked for the attention of [•].

Yours faithfully

SHINING PROSPECT PTE. LTD.

Acknowledged and agreed

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

SCHEDULE 2
FORM OF POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on [•] 2008

1.                                       SHINING PROSPECT PTE. LTD. (the “Chargor”) hereby irrevocably appoints CHINA DEVELOPMENT BANK to be its attorney (the “Attorney”) to, in its name and on its behalf and as its act and deed, (i) exercise in its absolute discretion all or any of the rights (excluding any voting rights prior to an Acceleration Event) relating to the sub-account number 05 60 62 67, in the name of Shining Prospect Pte. Ltd., held with Lehman Brothers International (Europe) (the “Custodian”) which the Chargor may have now or in the future against the Custodian or any third party, and (ii) execute, deliver and perfect all documents and give all necessary electronic instructions, take all necessary steps and do all things that the Attorney may consider to be requisite for (a) transferring title of the Charged Portfolio (as defined below) to the Attorney (or its nominee(s)) at any time or (b) carrying out any obligation imposed on the Chargor under the agreement between the Chargor and the Attorney relating to security over shares and dated [•] 2008 (the “Security over Shares Agreement”) or (c) exercising any of the rights conferred on the Attorney by the Security over Shares Agreement or by law (including, after the security constituted by the Security over Shares Agreement has become enforceable, the exercise of any right of a legal or a beneficial owner of the Charged Portfolio).

“Charged Portfolio” means (i) all of the shares from time to time standing to the credit of the Account (the “Shares”), and (ii) all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor at any time.

2.                                       The Chargor undertakes and agrees not, save upon the written request of the Attorney, to exercise any rights relating to the Account, the Shares or the Related Assets or to appoint any other person to exercise such rights (except where permitted under the Security over Shares Agreement in the case of voting rights in relation to the Charged Portfolio prior to the occurrence of an Acceleration Event).

3.                                       This power of attorney is given by way of security to secure the performance of obligations owed to the Attorney. For so long as those obligations remain undischarged this power of attorney shall not be revoked by the Chargor without the consent of the Attorney or by the winding up or dissolution of the Chargor.

4.                                       The Chargor undertakes to indemnify the Attorney against any loss, liability or cost which it may incur as a result of, or in connection with, its appointment under this power of attorney.

5.                                       The Chargor undertakes to ratify whatever the Attorney does or lawfully causes to be done under the authority or purported authority of this power of attorney except arising out of the gross negligence or wilful misconduct of the attorney or the attorney has acted in breach of the terms of the Security over Shares Agreement.

6.                                       This power of attorney is governed by, and shall be construed in accordance with, English law.

This deed is delivered on the date written at the start of this deed.

THE COMMON SEAL OF	)
SHINING PROSPECT PTE. LTD.	)
was affixed to this deed	)
in the presence of:	)

Director

Director/Secretary

EXECUTION PAGE

Chargor

EXECUTED AS A DEED
SIGNED, SEALED AND
DELIVERED BY

/s/ ZHANG ZHANKUI

As attorney(s) for and on behalf of
SHINING PROSPECT PTE. LTD.
in the presence of:

/s/ SHAOLIN LUO_
Witness’s Signature

Security Agent

CHINA DEVELOPMENT BANK

By:	/s/ XU QIYING

Address:
Fax:

February 3, 2008